EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Limited’s Common Stock to Trade Over the Counter

LANSING, Mich., and PHOENIX, Ariz.: January 19, 2011 – Capitol Bancorp Limited (“Capitol”) today announced that its common stock will begin trading and be available for quotation on the OTCQB.  The OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission.  Capitol’s securities are no longer eligible for trading on the NYSE as a result of the widely-publicized economic and banking crisis, often referred to as the “Great Recession,” which has led to a challenging operating environment, resulting in deteriorating performance and market value at Capitol over the past few years.

Joseph D. Reid, Chairman and Chief Executive Officer commented: “We expect our equity to continue to be actively traded by and for our shareholders and we are taking steps to facilitate the trading of our common stock on the OTCQB.  We will continue to operate and report as a public company and do not believe that this development will affect our ongoing efforts, including our previously announced comprehensive capital strategy.”

Capitol has been advised by OTC Markets Group Inc., which operates the world's largest electronic marketplace for broker-dealers to trade unlisted stocks, that its common stock is immediately eligible for quotation on the OTCQB tier.  Investors can now view Level II Real Time stock quotes for Capitol at http://www.otcmarkets.com. Capitol is working with  OTC Markets Group Inc. to obtain quotation eligibility on the OTCQB for the 8.5% cumulative trust-preferred securities issued by Capitol Trust I and the 10.5% trust-preferred securities issued by Capitol Trust XII.

Capitol has been notified of a decision by NYSE Regulation, Inc. (“NYSE Regulation”) to suspend trading in Capitol’s common stock (NYSE: CBC), the 8.5% cumulative trust-preferred securities issued by Capitol Trust I (NYSE: CBC PA) and the 10.5% trust-preferred securities issued by Capitol Trust XII (NYSE: CBC PB)  prior to the market opening on Thursday, January 27, 2011. This action was taken because Capitol has not satisfied the New York Stock Exchange’s (“NYSE”) continued listing standard requiring Capitol to maintain an average global market capitalization of not less than $15 million over a consecutive 30 trading-day period.  Application to the Securities and Exchange Commission to delist the above referenced securities is pending the completion of applicable procedures, including Capitol’s right to request a review of this determination by a Committee of the Board of Directors of the NYSE.

About Capitol Bancorp Limited

Capitol Bancorp Limited is a $4.2 billion national community banking company, with a network of bank operations in 14 states.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan and Phoenix, Arizona.

About OTC Markets Group

OTC Markets Group Inc. (OTCQX: OTCM) operates the world's largest electronic marketplace for broker-dealers to trade unlisted stocks. Its OTC Link platform supports an open network of competing broker-dealers that provide investors with the best prices in over 10,000 OTC securities. In 2010, securities on OTC Link traded over $144 billion in dollar volume, making it the third largest U.S. equity trading venue after NASDAQ and the NYSE. The wide spectrum of OTC-traded companies are categorized into three tiers—OTCQX (the quality-controlled marketplace for investor friendly companies), OTCQB (the U.S. reporting company marketplace for development stage companies), and OTC Pink (the speculative trading marketplace).  This categorization enables investors to identify the level and quality of information companies provide.  To learn more about the OTC Markets Group, visit www.otcmarkets.com.

Cautionary Statement and Certain Risk Factors to Consider

Certain information contained in the attached press release may include “forward-looking statements.”  These forward-looking statements relate to Capitol’s plans for raising capital, including transactions described in the attached press release, the conditions necessary for closing on proposed capital investments and the exchange offers for common shares, Capitol’s future growth and market position and the execution of its business plans.  There can be no assurance that Capitol will be able to close on the transactions with investors and obtain required capital, or that other actual results, performance or achievements of Capitol will not differ materially from those expressed or implied by forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, Capitol’s ability to complete the transactions announced today and other aspects of Capitol’s recapitalization and recovery plans.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Capitol’s Annual Report on Form 10-K for the year ended December 31, 2009, the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and other filings with the SEC.